EXHIBIT 11

           NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
              For the Three Months Ended March 31, 2000 and 1999
                                 (Unaudited)
                     (In thousands except per share data)

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                                                    2000          1999


Numerator for basic and diluted
earnings per share:
    Earnings available to
    common stockholders before
    before and after
    assumed conversions:
    Net earnings                              $      12,333        14,103


Denominator:
    Basic earnings per share -
    weighted-average shares                           3,501         3,498

    Effect of dilutive stock options                     17            37

    Diluted earnings per share -
    adjusted weighted-average
    shares for assumed conversions                    3,518         3,535


Basic earnings per share:
    Net earnings                              $        3.52          4.03


Diluted earnings per share:
    Net earnings                              $        3.51          3.99

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